Exhibit 15

To the Board of Directors and Shareholders of
Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Sears, Roebuck and Co. for the 13-week periods ended March 30, 2002 and March 31, 2001, as indicated in our report dated May 1, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 13-week period ended March 30, 2002, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825, 33-58851, 33-64345, 333-8141, 333-38131, and 333-52056 of Sears, Roebuck and Co.; Registration Statement Nos. 33-58139, 33-64215, 33-9817, 333-30879 and 333-62847 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan; Registration Statement Nos. 33-57205, 333-11973, 333-53149, 333-92501, and 333-56272 of Sears, Roebuck and Co. and the Sears 401(k) Profit Sharing Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees and the Sears 401(k) Profiit Sharing Plan); Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp; and Registration Statement No. 333-72514 of Sears, Roebuck and Co. and the 2001 Broad-Based Stock Option Plan.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 1, 2002